Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts: James E. Braun, EVP & Chief Financial Officer MRC Global Inc. Jim.Braun@mrcpvf.com 832-308-2845 Ken Dennard, Managing Partner DRG&L ksdennard@drg-l.com 713-529-6600

MRC GLOBAL INC. APPOINTS SCOTT HUTCHINSON TO LEAD MRC CANADA

Houston, TX – December 3, 2012 — MRC Global Inc. (NYSE:MRC) announced today the appointment of Scott A. Hutchinson as Executive Vice President – Canada. Hutchinson will replace Rick Endersby, Senior Vice President – Canada Region, who is retiring.

MRC Global Chairman and CEO, Andrew R. Lane, said, “Given the importance of the oil sands, heavy oil development and shale markets in Canada to our overall business performance and success, I have appointed Scott Hutchinson to lead our efforts in Canada effective immediately. In this newly created role, Scott will report directly to me and will relocate to Calgary to lead our Canadian business. Rick Endersby was a founder of Midfield Supply, and we appreciate his leadership over the years as Midfield has become fully integrated with MRC operations. We wish Rick the best in his retirement.”

Hutchinson began his career with MRC Global in 1984 and has held a variety of operations leadership roles. Most recently he served as Executive Vice President of North America Operations since November 2009. Prior to that, from January 2009 to November 2009, he served as Senior Vice President of the Eastern region. From October 1998 to January 2009, he served as Senior Vice President of the Midwest region. Prior to joining MRC, Hutchinson worked at Fluor. He received a B.A. in marketing from the University of Central Florida in 1977.

Lane added, “Scott’s 25+ years of operations and project experience will add a new dimension to the leadership and our plans for growth in Canada.”

As a result of Hutchinson’s appointment, MRC Global is reorganizing its North America Operations group so that Jim Underhill will now serve as Executive Vice President & Chief Operating Officer, US Operations, and will continue his global responsibilities for operational processes, information systems, safety, quality and marketing. The three US regions will now report directly to Underhill.

More About MRC Global Inc.

Headquartered in Houston, Texas, MRC, a Fortune 500 company, is the largest global distributor of pipe, valve, and fittings (PVF) and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC can be found at www.mrcglobal.com.

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